Exhibit 99.1

Contact:
William B. Boni VP, Investor Relations/
Corp. Communications
(781) 994-0300
www.ArQule.com

FOR IMMEDIATE RELEASE:

ARQULE REPORTS SECOND QUARTER 2012 FINANCIAL RESULTS

Conference call scheduled today at 9:00 a.m. eastern time

Woburn, MA, August 2, 2012 – ArQule, Inc. (NASDAQ: ARQL) today announced its financial results for the second quarter of 2012.

For the quarter ended June 30, 2012, the Company reported a net loss of $885,000 or $0.01 per share, compared with a net loss of $10,804,000 or $0.20 per share, for the second quarter of 2011.  For the six-month period ended June 30, 2012, the Company reported a net loss of $5,145,000 or $0.09 per share, compared to a net loss of $12,270,000 or $0.24 per share, for the six-month period ended June 30, 2011.

At June 30, 2012, the Company had a total of approximately $147,068,000 in cash, equivalents and marketable securities.

Operational Update

•	Completion of patient recruitment in the randomized, double-blind Phase 3 MARQUEE pivotal trial of tivantinib in second-line patients with non-squamous, non-small cell lung cancer (NSCLC);
•
Presentation of randomized Phase 2 data at the 2012 Annual Meeting of the American Society of Clinical Oncology (ASCO) highlighting significant clinical benefits observed in second-line hepatocellular carcinoma (HCC) patients with MET-high tumors treated with tivantinib as a single agent;

•
Presentations of Phase 1 data at the 2012 Annual Meeting of ASCO highlighting evidence of the clinical benefit and safety of tivantinib in combination with sorafenib in cohorts of patients with HCC, renal cell carcinoma and melanoma.

“The timely completion of patient recruitment in the MARQUEE trial marks an important milestone in the development of tivantinib in non-squamous cell non-small cell lung cancer, a disease with a high unmet need for additional effective treatment options,” said Paolo Pucci, chief executive officer of ArQule.  “Approximately 1,000 patients from more than 200 clinical sites worldwide are participating in this trial, which is being conducted under a Special Protocol Assessment in the U.S.

“Findings presented recently at ASCO represent the first randomized data reported in HCC with an investigational MET inhibitor as single-agent therapy in second-line treatment,” said Mr. Pucci.  “Based on the positive clinical results in previously treated HCC patients with MET-high tumors, planning is underway for a Phase 3 trial in this population.”

Revenues and Expenses

The Company reported total revenues of $11,829,000 for the quarter ended June 30, 2012, compared to revenues of $5,447,000 for the second quarter of 2011.  Revenues for the six months ended June 30, 2012 were $20,327,000 compared to revenues of $18,852,000 for the six months ended June 30, 2011.

The $6.4 million revenue increase in the 2012 three month period is due to revenue increases of $1.7 million from the Company’s Daiichi Sankyo AKIPTM agreement, $0.8 million from our Daiichi Sankyo ARQ 092 agreement, $0.2 million from our Kyowa Hakko Kirin tivantinib license agreement, and lower contra-revenue of $3.7 million.

The $1.5 million revenue increase in the six month period is due to increases of $4.2 million from our Daiichi Sankyo AKIPTM agreement, $1.6 million from our Daiichi Sankyo ARQ 092 agreement, $0.6 million from our Kyowa Hakko Kirin license agreement and lower contra-revenue of $5.3 million. These increases were partially offset by a $10.2 million decrease in revenue recognized from the $25 million MARQUEE milestone payment received from Daiichi Sankyo in the first quarter of 2011.  In the six months ended June 30, 2011 when we received that milestone payment, we recognized revenue of $12.7 million compared with $2.5 million in the six months ended June 30, 2012, resulting in a revenue decrease of $10.2 million.

Total costs and expenses for the quarter ended June 30, 2012 were $12,785,000 compared to $16,388,000 for the second quarter of 2011.  Total costs and expenses for the six months ended June 30, 2012 were $25,687,000 compared to $31,324,000 for the same period in 2011.

Research and development costs for the three and six-month periods ended June 30, 2012 were $9,271,000 and $18,574,000 respectively, compared with $12,836,000 and $24,229,000 for the 2011 three and six-month periods.  The lower research and development costs and expenses in the 2012 periods were due to lower outsourced clinical and product development costs related to our Phase 1 and Phase 2 programs for tivantinib.

General and administrative costs for the three and six-month periods ended June 30, 2012 were $3,514,000 and $7,113,000 respectively, compared with $3,552,000 and $7,095,000 for the 2011 three and six-month periods.

Confirmed Financial Guidance

As previously stated, for 2012 ArQule expects net use of cash to range between $39 and $44 million.  Revenues are expected to range between $40 and $45 million.  Net loss is expected to range between $15 and $20 million.  Net loss per share is expected to range between $(0.25) and $(0.33) for 2012.  ArQule expects to end 2012 with between $121 and $126 million in cash and marketable securities.

Conference Call and Webcast

Date:                                                      Thursday, August 2, 2012
Time:                                                      9:00 a.m. Eastern Time
Conference Call Numbers
Domestic:                                           877-868-1831
International:                                           914-495-8595
Web cast:                                           http://investors.arqule.com/events.cfm

A replay of the conference call will be available for seven days following the call and can be accessed by dialing toll-free 855-859-2056 and outside the U.S. 404-537-3406.  The replay access code is 99910692.

About ArQule

ArQule is a biotechnology company engaged in the research and development of next-generation, small-molecule cancer therapeutics.  The Company’s targeted, broad-spectrum products and research programs are focused on key biological processes that are central to human cancers.  ArQule’s lead product, in Phase 2 and Phase 3 clinical development, is tivantinib (ARQ 197), an oral, selective inhibitor of the c-MET receptor tyrosine kinase.  The Company has also initiated Phase 1 clinical testing with ARQ 621, designed to inhibit the Eg5 kinesin motor protein, and with ARQ 736, designed to inhibit the RAF kinases. ArQule’s current discovery efforts, which are based on the ArQule Kinase Inhibitor Platform (AKIP™), are focused on the identification of novel kinase inhibitors that are potent, selective and do not compete with ATP (adenosine triphosphate) for binding to the kinase.

This press release contains forward-looking statements regarding the Company’s clinical trials with tivantinib (ARQ 197) and other candidate compounds in earlier stages of development, as well as forward-looking statements related to the Company’s financial guidance for 2012 (including estimates of net use of cash, revenues, net loss, net loss per share and cash and marketable securities at the end of 2012) and its agreements with Daiichi Sankyo Co., Ltd. and Kyowa Hakko Kirin.  These statements are based on the Company’s current beliefs and expectations, and are subject to risks and uncertainties that could cause actual results to differ materially.  Positive information about pre-clinical and early stage clinical trial results does not ensure that later stage or larger scale clinical trials will be successful. For example, tivantinib, ARQ 621 (an Eg5 inhibitor) and ARQ 736 (a RAF kinases inhibitor) may not demonstrate promising therapeutic effects; in addition, they may not demonstrate appropriate safety profiles in current or later stage or larger scale clinical trials as a result of known or as yet unanticipated side effects. The results achieved in later stage trials may not be sufficient to meet applicable regulatory standards or to justify further development. Problems or delays may arise during clinical trials or in the course of developing, testing or manufacturing these compounds that could lead the Company or its partners to discontinue development.  Even if later stage clinical trials are successful, unexpected concerns may arise from analysis of data or from additional data. Obstacles may arise or issues may be identified in connection with review of clinical data with regulatory authorities, and regulatory authorities may disagree with the Company’s view of the data or require additional data or information or additional studies.  In addition, the planned timing of initiation and completion of clinical trials for tivantinib is subject to the ability of the Company or Daiichi Sankyo, its partner, and Kyowa Hakko Kirin, a licensee of tivantinib, to enroll patients, enter into agreements with clinical trial sites and investigators, and overcome other technical hurdles and issues related to the conduct of the trials for which each of them is responsible that may not be resolved.  Drug development involves a high degree of risk. Only a small number of research and development programs result in the commercialization of a product.  Positive pre-clinical data may not be supported in later stages of development.  Furthermore, ArQule may not have the financial or human resources to successfully pursue drug discovery in the future.  Moreover, Daiichi Sankyo has certain rights to unilaterally terminate the tivantinib license, co-development and co-commercialization agreement.  If it were to do so, the Company might not be able to complete development and commercialization of tivantinib on its own. For more detailed information on the risks and uncertainties associated with the Company’s drug development and other activities, see the Company’s periodic reports filed with the Securities and Exchange Commission. The Company does not undertake any obligation to publicly update any forward-looking statements.

ArQule, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
	(In Thousands, Except Per Share Data)

Research and development revenue	$11,829	$5,447	$20,327	$18,852

Costs and expenses:
Research and development	9,271	12,836	18,574	24,229
General and administrative	3,514	3,552	7,113	7,095
Total costs and expenses	12,785	16,388	25,687	31,324

Loss from operations	(956)	(10,941)	(5,360)	(12,472)

Interest income	79	112	144	167
Interest expense	(6)	(6)	(12)	(12)
Other income (expense)	(2)	31	83	47

Net loss	(885)	(10,804)	(5,145)	(12,270)

Unrealized gain (loss) on marketable securities	(126)	101	(107)	64
Comprehensive loss	$(1,011)	$(10,703)	$(5,252)	$(12,206)

Basic and diluted net loss per share:
Net loss per share	$(0.01)	$(0.20)	$(0.09)	$(0.24)

Weighted average basic and diluted common shares outstanding	60,891	53,255	57,351	51,961

(1) Research and development revenue is shown net of collaboration contra-revenue of zero and $3.4 million and $3.7 million and $8.7 million for the three and six months ended June 30, 2012 and 2011, respectively.

Balance sheet data (in thousands):	June 30, 2012	December 31, 2011

Cash, equivalents and marketable securities- short term	$75,089	$68,168
Marketable securities- long term	71,979	40,475
	$147,068	$108,643

Total assets	$152,259	$117,051

Notes payable	$1,700	$1,700

Stockholders’ equity	$84,232	$29,729

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